Exhibit 23(i) under Form N-1A
                                        Exhibit 5 under Item 601/Reg. S-K


                        SULLIVAN & WORCESTER LLP
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                         WASHINGTON, D.C. 20006
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                                          April 27, 2005



Huntington Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7010

Ladies and Gentlemen:

      You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the Huntington Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a post-effective amendment on Form N-1A (the "Post-Effective Amendment") to your Registration Statement as required by Section 10 (a) (3) of the 1933 Act in order to update certain financial information and file the annual amendment required by the 1940 Act.

      We have examined your Amended and Restated Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your By-Laws and such other documents as we have deemed necessary for the purpose of this opinion.

      Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of the Trust have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefore in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be legally issued, fully paid and non-assessable.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Amended and Restated Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstance in which that series of Shares itself would be unable to meet its obligations.

      We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment. We consent to the filing of this opinion with and as part of your Post-Effective Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /S/ SULLIVAN & WORCESTER LLP

                                          SULLIVAN & WORCESTER LLP